CERTIFICATE OF DESIGNATIONS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
LOGICAL CHOICE CORPORATION

PURSUANT TO SECTION 78.1955
OF THE NEVADA REVISED STATUTES

I, Michael Pope, hereby certify that I am the Vice President of Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statues (the “NRS”), and further do hereby certify:

That pursuant to the Articles of Incorporation of the Corporation, (the “Articles of Incorporation”), an aggregate of 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate.

That pursuant to the authority expressly conferred upon the Board by the Articles of Incorporation, on October 3, 2014, the Board adopted the following resolutions creating a series of two million five hundred thousand (2,500,000) shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

1.1 A series of Preferred Stock of the Corporation, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be two million five hundred thousand (2,500,000) shares, and the stated value amount per share of Series A Preferred Stock shall be One Dollar ($1.00) per share (the “Stated Value”).

1.2 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

1.3 As used in this Certificate, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series A Preferred, to the extent that such persons continue to own capital stock in the Corporation.

2. Rank. All shares of the Series A Preferred Stock shall rank:

(a) senior to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”);

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation prior to the occurrence of a “Conversion Event” (hereinafter defined) as full or partial consideration for the Corporation’s acquisition of the capital stock, assets or businesses of any corporation, limited liability company, partnership or other entity (the “Acquisition Preferred Stock”); and

(c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. Except as otherwise set forth in this Section 3, the Series A Preferred Stock shall not pay a fixed or other dividend. The holders of the Series A Preferred Stock shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by $1.00 plus (ii) any accrued but unpaid dividends, if any. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

5. Voting Rights. Except as otherwise set forth herein, the Series A Preferred Stock shall vote together with the Common Stock and not as a separate class. Each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series A Preferred Stock. Except as otherwise set forth herein, the holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Conversion.

6.1 Conversion Ratio. Each full share of Series A Preferred Stock shall be convertible into Common Stock of the Corporation, at any time, into one (1) full share of the Common Stock of the Corporation, or an aggregate of two million five hundred thousand (2,500,000) shares of the Corporation’s Common Stock upon conversion of all 2,500,000 shares of Series A Preferred Stock (the “Conversion Ratio”).

6.2. Optional Conversion. Commencing upon such date, to occur at the earlier of an IPO (defined below) or the one-year anniversary of the Original Issue Date, the Holders of shares of Series A Preferred Stock may, at their option, convert all or any portion of their shares of Series A Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the “Series A Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIII Section 13.2 hereof.

6.3 Automatic Conversion.

(a) Notwithstanding anything to the contrary contained herein, express or implied, all, and not less than all, of the then issued and outstanding shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted into Common Stock at the Conversion Ratio immediately following the occurrence of a “Conversion Event.”

(b) As used herein, the term “Conversion Event” shall mean the earliest to occur of any one of the following events:

(i) the filing by the Corporation of a Form S-1 registration statement (or other applicable form of registration) with the U.S. Securities and Exchange Commission or other securities regulator on any United States or foreign stock exchange, including the GXG Exchange, for the contemplated sale of not less than $5,000,000 of securities of the Corporation (an “IPO”);

(ii) the Corporation effecting a merger or share exchange with a public company whose common stock is registered under the Securities Exchange Act of 1934, as amended, and listed on the OTC Markets, the NYSE:Amex Exchange, the Nasdaq Stock Market or the New York Stock Exchange (a “Reverse Merger Transaction”); or

(iii) the receipt by the Parent and its Subsidiaries (including LCT) of not less than $5.000,000 in gross proceeds, whether as a result of (A) one or more private placements of securities of the Parent or any direct or indirect Subsidiary of the Parent, or (B) the consummation of the Acquisition of any one or more Target Company acquired by the Parent or its Subsidiary (each a “Private Financing”).

(c) Immediately following the occurrence of a Conversion Event, subject only to the provisions of Section 6.4 and Section 6.5 below, 100% of the then issued and outstanding shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted in accordance with the Conversion Ratio into (i) 2,500,000 shares of Common Stock of the Corporation; less (ii) the aggregate number of shares of Common Stock, if any, that were previously issued in connection with any one or more Optional Conversions contemplated by Section 6.2 above (the “Automatic Conversion Shares”). Each Holder of Series A Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series A Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

6.4. Adjustment Upon Common Stock Event. In the event that prior to any automatic or optional conversion of shares of Series A Preferred Stock, a “Common Stock Event” shall occur, the number of Automatic Conversion Shares and the number of shares of Common Stock issuable upon any one or more optional conversion of the Series A Preferred Stock (the “Optional Conversion Shares” and together with the Automatic Conversion Shares, the “Conversion Shares”) shall be appropriately and equitably increased or decreased, as the case may be; it being understood that the Automatic Conversion Shares (currently 2,500,000 shares of Common Stock), as adjusted as a result of such Common Stock Event, shall continue represent twenty (20%) percent of the aggregate number of shares of Common Stock held as of record by Vert Capital Corp. or its Affiliates. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.5 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “ Original Issue Date”), the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.6. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.7 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Redemption. The Series A Preferred Stock is not redeemable.

9. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

10. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

11. Limitation on Transfer.

11.1. The, sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any holder of shares of Series A Preferred Stock or the Conversion Shares issuable upon conversion of such shares of Series A Preferred Stock, including (i) the use of the any shares of Series A Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until the occurrence of a Conversion Event; provided, however, that a Transfer by a holder of Capital Stock (a “Holder”), (certified by such Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or Corporation); (B) a trust, corporation, partnership, limited partnership or limited liability company that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Holder; or (C) in the case of a Holder that is an entity, stockholders, members, partners or other equity holders of such Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2. In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section 11, to the same extent the Capital Stock is at such time covered by such provisions.

11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series A Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series A Preferred Stock, dated October 31, 2014, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

12. Protective Provisions

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

12.2 issue any shares of Series A Preferred Stock; or

12.3 except in connection with a Conversion Event, issue any shares of Preferred Stock that ranks senior to the Series A Preferred Stock.

.

Notwithstanding the foregoing, no change pursuant to this Section 12 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

13. Miscellaneous.

13.1 Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

13.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

13.3 Waiver Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

13.4 Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) unaudited annual financial statements to the Holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

13.5 Certain Definitions. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

13.6 Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o Vert Capital Corp., 10951 W. Pico Blvd. #204, Los Angeles, California 90064; and (ii) if to any Holder to the address set forth under such Holder’s name on the execution page to the Merger Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

* * * * *

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on October __, 2014.

/s/ Michael Pope
Name: Michael Pope
Title: Vice President

EXHIBIT I

LOGICAL CHOICE CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Logical Choice Corporation, a Nevada corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), of the Company indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder:

By:
Title:
Dated:

Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):